Exhibit 10.41†

***TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT TO EXHIBITIONS RIGHTS AGREEMENT (EUROPE) AND PREMIER

EXHIBITIONS/LIVE NATION AGREEMENT

THIS AMENDMENT TO EXHIBITIONS RIGHTS AGREEMENT (EUROPE) AND PREMIER EXHIBITIONS/LIVE NATION AGREEMENT (this “Amendment”), is dated on this April 1, 2009, by and among S2BN Entertainment Corporation, f/k/a Soon To Be Named Corporation, a Delaware corporation having its principal place of business at 1688 Meridian Avenue, Suite 1000, Miami, Florida 33139 (“S2BN”), Premier Exhibitions, Inc., a Florida corporation having its principal place of business at 3340 Peachtree Rd NE, Suite 2250, Atlanta, Georgia 30326 (“Premier”), and JAM Exhibitions, LLC, a Delaware limited liability company having its principal place of business at 207 West Goethe, Chicago, Illinois 60610 (“JAM”).

WHEREAS, S2BN has acquired the right to co-present with Premier the exhibit known as “Bodies Revealed” or “Bodies…The Exhibition” (“Exhibitions”) in thirty six (36) cities throughout the world pursuant to the sale and assignment of certain assets of Live Nation, Inc. (“Live Nation”) to Events Acquisition Corporation, a Delaware corporation (whose name was subsequently changed to S2BN), effective September 22, 2008, including Live Nation’s interest in that certain Premier Exhibitions/Live Nation Agreement dated November 28, 2007 (the “Bodies Agreement”), as amended by a First Amendment dated as of November 29, 2008 (the “First Amendment”), which sale of assets and assignment (collectively, the “Asset Sale and Assignment”) was consented to by Premier pursuant to a consent letter by and among Premier, JAM, Live Nation and Events Acquisition Corporation dated November 28, 2008;

WHEREAS, the Asset Sale and Assignment also included that certain Exhibitions Rights Agreement (Europe), dated as of August 30, 2007, between Premier and CPI Entertainment Rights Inc. (“CPI”) (the “Europe Agreement”), pursuant to which S2BN, as successor in interest to both CPI and Live Nation, has also acquired certain rights to produce, promote and generally exploit the Exhibitions in two (2) cities in Europe and which, for the avoidance of doubt, such Europe Agreement, along with any agreements between the parties hereof (or their affiliates) with respect to the Bodies exhibition in New York shall be deemed to be part of the Asset Sale and Assignment which was consented to by Premier pursuant to a consent letter by and among Premier, JAM, Live Nation and Events Acquisition Corporation dated November 28, 2008;

WHEREAS, JAM and S2BN (as assignee of Live Nation) are parties to that certain Amended and Restated Co-Promotion Agreement dated as of April 13, 2005 (“Co-Promotion Agreement”) by which Live Nation engaged JAM as its exclusive co-promoter to manage, supervise and oversee the production and operation of any Exhibitions produced by Premier and S2BN; and

WHEREAS, the parties hereto desire to amend the Europe Agreement and Bodies Agreement (as previously amended by the First Amendment), and to settle certain disputes between the parties, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment, the parties hereto agree as follows (capitalized terms not expressly defined herein shall have the meanings set forth in the Bodies Agreement):

1. Modifications to Bodies Agreement. The Bodies Agreement (as previously amended by the First Amendment) is hereby further amended to reflect that the consideration payable by S2BN for the eight (8) Exhibitions under the Second Option License (as defined in Section 6 of the Bodies Agreement) is hereby reduced to a non-refundable and non-recoupable guaranteed payment of Three Million ($3,000,000) Dollars (rather than the $4,000,000 previously provided for under the Bodies Agreement as previously amended by the First Amendment).

2. Substitution of Markets and Amendment to Europe Agreement. The Europe Agreement is hereby amended, as follows (all Section numbers under this Paragraph 2 are references to the Europe Agreement):

(a) Instead of the two (2) Exhibitions originally contemplated under the Europe Agreement to be presented in France or elsewhere in Europe, S2BN shall instead be entitled to co-present with Premier a single Exhibition in Chicago or another city in the United States (the “U.S. City”), provided that S2BN or JAM shall (on behalf of both of them) notify Premier in writing no later than May 1, 2009 if the city is not to be Chicago, and such notice shall specify the alternative U.S. City.

(b) Accordingly, Section 3.2 (regarding the selection of markets in Europe) and the definitions for “Exhibitions,” “Venues” and “Tour” in the Europe Agreement are hereby deleted in their entirety. All references in the Europe Agreement to the two (2) Exhibitions are deemed amended to reflect that the $2 Million License Fee paid pursuant to Section 4.1 was in consideration of the right to present a single Exhibition in the U.S. City. In the event that S2BN fails to open the U.S. City Exhibition to the public within one (1) year from the date hereof, then its right to present such Exhibition shall be forfeited.

(c) Premier shall be entitled to retain the License Fee, receipt of which is hereby acknowledged.

(d) Sections 2.1 and 2.2 are deemed amended to reflect that the Term will be for the length of U.S. Exhibition. Subject to mutual approval of the parties as provided under Section 2.2 of the Europe Agreement, the parties anticipate that the run of the Exhibition will extend beyond 6 months and may be “open-ended”. Section 2.3 (regarding “Shared Specimen Costs”) is hereby deleted in its entirety.

(e) The Shared Costs for the U.S. Exhibition shall be deemed amended to reflect the definition and treatment of Shared Costs under the Bodies Agreement, and the parties’ respective responsibilities for the U.S. Exhibition shall be as provided under the Bodies Agreement. While the two agreements are similar in this regard, in the event of any inconsistency between the Europe Agreement and the Bodies Agreement (solely with respect to these matters), the Bodies Agreement shall govern.

(f) Sections 7.1, 7.2 and 7.3 (regarding the distribution of Net Exhibition Profit, and Withholding Taxes) and the “Net Exhibition Profit” definition are hereby deleted in their entirety. The parties agree that Revenues shall be distributed as follows for the U.S. City Exhibition:

(i)	First, recoupment of local Exhibition expenses already incurred and already paid by the parties in accordance with the Costs Memorandum and Sections 10, 11 and 14 of the Bodies Agreement (which expenses shall not include the non-refundable, non-recoupable $2 Million License Fee payment);

(ii)	Premier is then reimbursed for its actual costs for the Specimens utilized in the Exhibition;

(iii)	The next $1,400,000 of Revenues shall be allocated ***% to S2BN and ***% to Premier; and

(iv)	Remaining Revenues shall be allocated ***% to Premier and ***% to S2BN.

(g) S2BN shall retain a right to present two (2) Exhibitions in Europe, provided that it shall pay an additional $500,000 non-refundable License Fee (upon opening) for each Exhibition. Premier shall have the same approval rights that it has under the Bodies Agreement with respect to such markets in Europe. The parties agree that each such Exhibition in France shall be settled separately (i.e., not “cross-collateralized”), and Revenues shall be distributed as follows for each such Exhibition in France (as under the Bodies Agreement):

(i)	First, recoupment of local Exhibition expenses already incurred and already paid by the parties in accordance with the Costs Memorandum and Sections 10, 11 and 14 of the Bodies Agreement (which expenses shall not include the non-refundable $500,000 License Fee);

(ii)	The next $700,000 of Revenues shall be allocated ***% to S2BN and ***% to Premier; and

(iii)	Remaining Revenues shall be allocated ***% to Premier and ***% to S2BN.

(iv)	As under the Bodies Agreement and the Europe Agreement, after the initial 6 months of an Exhibition, S2BN reimburses Premier for the monthly Sui fees, and these are treated as Shared Costs.

3. Birmingham. The parties acknowledge and agree that the Exhibition proposed by S2BN and JAM for presentation in Birmingham in the United Kingdom has been approved by Premier, subject to and in accordance with the business plan and other materials last presented to Premier for its review (provided that the parties will nonetheless proceed with the presentation of such Exhibition only after further evaluation and mutual written approval).

4. Operating Procedures. During the next sixty (60) days, the parties will in good faith negotiate and attempt to agree upon (i) a comprehensive framework for identifying and evaluating prospective cities, promoters, venues and market dynamics in order to select new markets for the Exhibitions in the Exclusive Territory under the Bodies Agreement, taking into consideration marketing, public relations, sponsorship and outreach program potential and other factors; (ii) a more effective operating structure that allows for more Premier involvement and oversight, and to provide for greater process accountability and integrity as previously discussed by the parties; and (iii) procedures and protocol for all international shipping processes, decisions, procedures and execution (including arranging for proper manifesting and customs declarations and classifications).

5. Payment of Amounts Owed. Upon the execution hereof, JAM and/or S2BN will pay to Premier the sum of $1,561,398.04 (the “AR Payment”). Without limiting Premier’s existing right to a full and final settlement for each Exhibition, and without impairing the parties audit rights under any of the subject agreements, the parties acknowledge and agree that such amount represents all accounts receivable obligations owed to Premier by S2BN as of March 12, 2009, exclusive of the following (“Surviving Claims”): (i) reimburseable expenses, profit or other Revenue participations and amounts that may have come due after such date (or may in the future), and (ii) the “Disputed Amounts” (as defined in Premier’s letter to Michael Cohl, dated March 12, 2009). The parties shall in good faith attempt to reconcile the Disputed Amounts and other Surviving Claims within the next thirty (30) days.

6. Security Interest. During the next thirty (30) days, Premier will use commercially reasonable efforts to make arrangements to grant to JAM and S2BN a security interest in Premier’s license agreements pursuant to which it obtains Specimens from Dr. Hong-Jin Sui, Dalian Medical University Plastination Co., Dalian Hoffen Bio Technique Company Limited, Hoffen Global Ltd. and Exhibit Human Wonders Within (collectively, the “Sui Agreements”), which security interest would be enforceable in the event that Premier liquidates its business under Chapter 7 of Title 11 of the United States Code, so long as: (i) Premier is able to amend the Sui Agreements to allow for assignment to JAM/S2BN and to eliminate any provisions thereunder that may entitle Sui or such other licensors to terminate any of the Sui Agreements in the event of Premier’s liquidation; and (ii) Premier obtains any necessary consent or other approval required from its credit line lender, future financiers and secured creditors in order to grant such security interest, it being understood that such entities may require that any such lien granted to JAM and/or S2BN must be subordinated to security interests, pledges, mortgages and other security that Premier has already made or granted or may make or grant to such entities.

7. Releases.

(a) S2BN and JAM, each individually and collectively, for itself, and each for its respective parents, subsidiaries, affiliates, predecessors, successors and assigns hereby waives, releases, and forever discharges: (i) Premier; (ii) Premier’s parents, owners, subsidiaries, affiliates, predecessors, successors, and assigns; and (iii) Premier’s past, present, and future officers, directors, partners, members, employees, agents, and servants, from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether in law or equity, whether arising in tort, contract, or otherwise, whether known or unknown, and whether anticipated or unanticipated, which S2BN and/or JAM or either their respective parents, subsidiaries, affiliates, predecessors, successors and assigns ever had or may now have against Premier or the entities listed in 7(a)(ii) or (iii) above (including, without limitation, any claims relating to the sourcing or so-called “provenance” of the “Specimens” or human body organs or parts used in the Exhibitions, whether such claims are based on breach of contract, fraud or otherwise, and all causes of action described in Bill Rudnick’s December 22, 2008 letter to Mr. Arnie Geller at Premier), provided, however, that this release by S2BN and/or JAM shall not apply to any of the Disputed Amounts or any of the other Surviving Claims.

(b) Upon Premier’s receipt of the AR Payment, Premier, for itself, and for its parents, subsidiaries, affiliates, predecessors, successors and assigns hereby waives, releases, and forever discharges: (i) S2BN and JAM; (ii) S2BN’s and JAM’s parents, owners, subsidiaries, affiliates, predecessors, successors, and assigns; and (iii) S2BN’s and JAM’s past, present, and future officers, directors, partners, members, employees, agents, and servants, from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether in law or equity, whether arising in tort, contract, or otherwise, whether known or unknown, and whether anticipated or unanticipated, which Premier or its parents, subsidiaries, affiliates, predecessors, successors and assigns ever had or may now have against S2BN and/or JAM or the entities listed in 7(b)(ii) or (iii) above (including, without limitation, any claims described in Premier’s letter dated March 12, 2009 to Mr. Michael Cohl).; provided, however, that this release by Premier shall not apply to any of the Disputed Amounts or any of the other Surviving Claims.

(c) The mutual releases contained in this Paragraph 7 shall not pertain to or be deemed to waive any claim brought by a party with respect to a breach of this Amendment.

8. Severability. If any of the provisions of this Amendment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been included in this Amendment. If, moreover, any one or more of the provisions contained in this Amendment shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9. No Third-Party Beneficiaries. None of the provisions of this Amendment shall be for the benefit of or enforceable by any third parties, including, without limitation, creditors of JAM, S2BN, or Premier.

10. No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Amendment or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any covenant, agreement, term or condition. Any party to this Amendment by an instrument in writing may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party to this Amendment, but no waiver shall be effective unless in writing and signed by the party to this Amendment making such waiver. No waiver shall affect or alter the remainder of the terms of this Amendment but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach.

11. Ratification/Full Force and Effect. Except as expressly amended by this Amendment, all other terms, conditions and provisions of the Bodies Agreement, First Amendment and Europe Agreement are hereby ratified and confirmed and shall continue in full force and effect.

12. Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and provisions hereof and those of the Bodies Agreement, First Amendment and/or Europe Agreement, the terms and provisions hereof shall govern and control.

14. Relationship of the Parties. Each party shall perform its duties hereunder as an independent contractor. Neither party shall be or be deemed to be, or hold itself out as being, an agent of the other, and neither party shall be able to bind the other to any agreement with any third party, nor represent to third parties that they have the power to act as agent of the other, except as required to perform its duties pursuant to the Bodies Agreement, First Amendment and Europe Agreement, as amended hereby. Nothing herein shall be implied to mean that the parties are agent, partner or joint venturer of the other party.

15. Attorneys’ Fees; Late Payment. (a) In the event a party hereto commences a legal proceeding (including any alternative dispute resolution) to enforce any of the terms of this Amendment, in addition to any awards and or damages awarded to such party, the prevailing party shall have the right to recover reasonable attorneys’ fees and costs from the other party.

(b) In the event that any party to this Amendment fails to pay another party any amounts due hereunder, or under the Bodies Agreement, First Amendment or Europe Agreement, the party entitled to payment shall be entitled to impose, and the defaulting party shall be liable for and pay interest charges on such delinquent amount at per annum rate of eight and a half (8 1/2%) percent (or the maximum rate legally permissible, if less), commencing with such date and ending upon the payment of such delinquent and accrued interest.

16. Confidentiality. The terms of this Agreement shall be kept confidential provided that the terms may be disclosed in confidence to employees of the parties, accountants, and counsel as appropriate. The foregoing notwithstanding, no party shall be liable for any disclosure which is otherwise in violation of this provision solely to the extent that such information: (i) is or subsequently becomes publicly known or available without breach of any obligation of confidentiality owed by any party; (ii) is disclosed by a party or its counsel of record in accordance with any law or judicial or other governmental order; or (iii) is required in connection with an acquisition or other financial review or due diligence.

17. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document. Signature by facsimile or pdf is hereby authorized.

18. Signing Authority. The individual signing on behalf of Premier, S2BN and JAM each represents and warrants to the parties to this Amendment that he/she has full authority and right to execute this Amendment on behalf of such entity.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PREMIER EXHIBITIONS, INC.

By:	/s/ Christopher J. Davino
Name: Christopher J. Davino
Title: Interim President and CEO

S2BN ENTERTAINMENT CORPORATION, F/K/A
SOON TO BE NAMED CORPORATION

By:	/s/ Marc Stollman
Name: Marc Stollman
Title: SVP, Legal Business Affairs

JAM EXHIBITIONS, LLC

By:	/s/ Arny Granat
Name: Arny Granat
Title: President